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                                                                    EXHIBIT 21.1

                         Subsidiaries of the Registrant

TSMD Acquisition Corp.
   Stellex Microwave Systems, Inc.

Stellex Aerospace Holdings, Inc.
   Monitor Aerospace Corporation
     Monitor Aerospace International
     Monitor Marine Products, Inc.
   KII Holding Corp.
     KII Acquisition Corp.
       Stellex Aerospace
         Bandy Machining International
         Paragon Precision Products
         Scanning Electron Analysis Laboratories, Inc.
         General Inspection Laboratories, Inc.


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            STELLEX INDUSTRIES, INC. & SUBSIDIAIRIES EQUITY STRUCTURE

             [CHART SHOWING STELLEX INDUSTRIES AND ITS SUBSIDIARIES]